Exhibit 99.3

Nominating Committee Charter

I.            Committee Membership

The Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Tiga Acquisition Corp., a Cayman Islands exempted company (the “Company”) shall consist of two or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom is otherwise “independent” under the listing standards of the New York Stock Exchange (“NYSE”), subject to the applicable phase-in periods permitted by the rules of the NYSE.  Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

Members of the Committee shall be appointed by the Board.  Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

II.            Committee Purpose and Responsibilities

The following shall be the purpose and responsibilities of the Committee, as applicable:

A.	Make recommendations to the Board from time to time as to changes to the size of the Board or any committee thereof that the Committee believes to be advisable.
B.
Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to recommend to the Board, the nominees to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of shareholders.  In the event of a Board vacancy, the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by shareholders.  In selecting or recommending candidates, the Committee shall take into consideration the criteria approved by the Board, as described in the Company’s Corporate Governance Guidelines, and such other factors as it deems appropriate.  The Committee shall consider all candidates recommended by the Company’s shareholders in accordance with the procedures set forth in the Company’s annual proxy statement.

C.
Review the independence of each director in light of the independence criteria of the NYSE and any other independence standards applicable to directors, and make a recommendation to the Board with respect to each director’s independence.

D.
Develop and recommend to the Board the corporate governance principles applicable to the Company, and to review the Company’s Corporate Governance Guidelines at least once per year and recommend to the Board any changes to such Guidelines.

E.
Oversee the evaluation of the performance of the Board and its committees on a continuing basis, and assist the Board in conducting an annual self-evaluation.  The Committee shall also oversee the Board’s continuing evaluation of management.

F.
Review the overall corporate governance of the Company and report to the Board on a regular basis, and not less than once per year, on Committee findings, recommendations and any other matters the Committee deems appropriate or the Board requests.

G.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

III.            Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson.  The Committee shall meet at least once per year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written resolutions of all the members, when deemed necessary or desirable by the Committee or its chairperson.

Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.            Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee, so long as such subcommittee is solely comprised of one or more members of the Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the United States Securities and Exchange Commission and the NYSE.

V.            Performance Evaluation

The Committee shall conduct an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter.  The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.  The Committee shall also review its charter annually and approve any improvements necessary or desirable to the Committee.

VI.            Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of any search firm to identify director candidates, or any special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.  With respect to consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.